     (d)(2)
TENDER AGREEMENT
     TENDER AGREEMENT, dated as of November 15, 2007 (this “Agreement”), by and between Pfizer Inc., a Delaware corporation (“Acquiror”), on the one hand, and Venrock Associates, Thomas, McNerney & Partners, L.P., Robert Bratzler and Arthur Krieg (each, a “Stockholder” and collectively, the “Stockholders”), on the other hand. Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement.
W I T N E S S E T H:
     WHEREAS, Acquiror, Corvette Acquisition Corp., a Delaware corporation and indirect wholly-owned Subsidiary of Acquiror (“Acquisition Subsidiary”), and Coley Pharmaceutical Group, Inc., a Delaware corporation (“Coley”), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”); and
     WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the shares of Coley Common Stock set forth under such Stockholder’s name on the signature page to this Agreement (the “Existing Shares” and, together with any Shares, options or warrants to purchase Shares or other capital stock of Coley acquired by the Stockholders after the date hereof, the “Shares”); and
     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Acquiror has requested that the Stockholders enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
AGREEMENTS
     1.1. Agreement to Tender. Unless this Agreement shall have previously been terminated in accordance with its terms, each Stockholder agrees to accept the Offer with respect to all the Shares (excluding for purposes of this Section 1.1 Shares that are subject to unexercised Coley Options or Coley Warrants until such time as such Coley Options or Coley Warrants are exercised) and to tender all the Shares pursuant to the Offer. Such tender shall be made within ten Business Days of the commencement of the Offer, and with respect to any Shares obtained after such date, (by way of exercise of Coley Options or Coley Warrants or otherwise, promptly after such Shares are obtained). The Stockholders shall not withdraw any Shares tendered pursuant to the Offer unless either (i) this Agreement terminates pursuant to Section 4.1 or (ii) the Offer shall have been terminated pursuant to the terms of the Merger Agreement. Acquiror or Acquisition Subsidiary shall pay Stockholders for any Shares tendered in accordance with the Merger Agreement and this Section 1.1 and not withdrawn on the date of acceptance of shares for payment pursuant to the Offer. If the Offer is terminated by Acquiror or

Acquisition Subsidiary, or this Agreement is terminated in accordance with its terms, Acquiror and Acquisition Subsidiary shall cause the depository acting on behalf of Acquiror and Acquisition Subsidiary to return all tendered Shares to the Stockholders promptly. The Stockholders agree to permit Acquiror and Acquisition Subsidiary to publish and disclose in the Offer Documents and, if approval of Coley’s stockholders is required under the Delaware General Corporate Law (“DGCL”), any Proxy Statement (including all related documents and schedules filed with the Securities and Exchange Commission (“SEC”)), his or its identity and ownership of Shares, the nature of his or its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.
     1.2. Agreement to Vote. From and after the date hereof and until this Agreement terminates pursuant to Section 4.1, at every meeting of the stockholders of Coley, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of Coley, relating to any proposed action by the Stockholders of Coley with respect to the matters set forth in Section 1.2(b) below, each Stockholder irrevocably agrees to, with respect to any Shares not purchased in the Offer:
          (a) appear at each such meeting or otherwise cause the Shares owned beneficially or of record by the Stockholders to be counted as present thereat for purposes of calculating a quorum; and
          (b) unless Acquiror votes the Shares directly pursuant to the proxy granted by Section 1.3 below, vote (or cause to be voted), in person or by proxy, all the Shares owned by the Stockholders, and any other voting securities of Coley (whenever acquired), that are owned beneficially or of record by the Stockholders or as to which they have, directly or indirectly, the right to vote or direct the voting, (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby, (ii) against any action or agreement submitted for approval of the stockholders of Coley that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Coley contained in the Merger Agreement or of the Stockholders contained in this Agreement, (iii) against any action, agreement or transaction submitted for approval to the stockholders of Coley that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger; and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of Coley that would constitute an Acquisition Proposal.
     1.3. Proxy. (a) Each Stockholder by this Agreement does hereby constitute and appoint Acquiror, or any nominee of Acquiror, with full power of substitution, during and for the Proxy Term (as hereinafter defined), as such Stockholder’s true and lawful attorney and irrevocable proxy, for and in such Stockholder’s name, place and stead, to vote the Shares as such Stockholder’s proxy, at every meeting of the stockholders of Coley, however called, and at every adjournment or postponement thereof, or in connection with any written consent of the stockholders of Coley, relating to any proposed action by the Stockholders of Coley with respect to the foregoing matters: (i) in favor of approval of the Merger Agreement and each of the other transactions contemplated thereby, (ii) against any action or agreement submitted for approval of the stockholders of Coley that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Coley contained in the Merger Agreement or of the Stockholders contained in this Agreement, (iii) against any action, agreement or transaction submitted for approval to the stockholders of Coley that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger; and (iv) against any other action, agreement or transaction submitted for approval to the stockholders of Coley that would constitute an Acquisition Proposal. Each Stockholder intends this proxy to be irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxy previously granted by such Stockholder with respect to the Shares. Each Stockholder acknowledges that, pursuant to the authority hereby granted under the irrevocable proxy, Acquiror may vote, in accordance with the terms of this Agreement, the Shares in furtherance of its own interests, and Acquiror is not acting as a fiduciary for any Stockholder.
          (b) For purposes of this Agreement, “Proxy Term” means the period from the execution of this Agreement until the termination of this Agreement in accordance with the terms of Section 4.1 hereof.
          (c) Each Stockholder agrees that the irrevocable proxy set forth in this Section 1.3 shall not be terminated by any act of the Stockholder or by operation of law, whether by the death or incapacity of the Stockholder or by the occurrence of any other event or events, other than by termination of this Agreement in accordance with the terms of Section 4.1 hereof. If prior to the termination of this Agreement, any Stockholder should die or become incapacitated, certificates representing the Shares shall be delivered by or on behalf of such Stockholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Acquiror hereunder shall be as valid as if such death or incapacity had not occurred, regardless of whether or not Acquiror has received notice of such death or incapacity.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
     2.1. Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, hereby represents and warrants to Acquiror as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. To the extent applicable, the execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly authorized by all necessary action (corporate or otherwise) on the part of such Stockholder. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles). If such Stockholder is married and the Shares set forth on the signature page hereto constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder’s spouse.

          (b) Ownership. As of the date hereof, the number of shares of Coley Common Stock beneficially owned (as defined under Rule 13d-3 of the Exchange Act) by such Stockholder is set forth opposite such Stockholder’s name on the signature page to this Agreement. The Existing Shares are, and (except as otherwise expressly permitted by this Agreement) any additional shares of Coley Common Stock and any options and warrants to purchase shares of Coley Common Stock acquired by the Stockholders after the date hereof and prior to the Effective Time will be, owned beneficially by the Stockholders. As of the date hereof, the Existing Shares constitute all of the shares of Coley Common Stock held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Stockholders. Such Stockholder has and (except as otherwise expressly permitted by this Agreement) will have at all times through the Effective Time sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I or Section 3.1 hereof, and sole right, power and authority to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares and with respect to all of the Shares at the Effective Time, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and valid title to the Existing Shares, free and clear of any Liens (other than Liens permitted by Section 3.2 of this Agreement (the “Stockholder Liens”)) and such Stockholder will have good and valid title to such Existing Shares and any additional shares of Coley Common Stock and options and warrants to purchase shares of Coley Common Stock acquired by such Stockholder after the date hereof and prior to the Effective Time, free and clear of any Liens (other than the Stockholder Liens). Such Stockholder further represents that any proxies heretofore given in respect of the Shares owned beneficially and of record by such Stockholder, if any, are revocable, and hereby revokes such proxies.
          (c) No Violation. The execution and delivery of this Agreement by such Stockholder does not, and the performance by such Stockholder of its obligations under this Agreement will not, (i) assuming the filing of such reports as may be required under Sections 13(d) and 16 of the Exchange Act, which such Stockholder will file, conflict with or violate any Law applicable to such Stockholder or by which any of his or its assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of his or its assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Stockholder to perform his or its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) or (ii) third party (including with respect to individuals, any spouse, and with respect to trusts, any co-trustee or beneficiary).

          (d) Information. None of the information relating to such Stockholder provided by or on behalf of such Stockholder in writing for inclusion in the Offer Documents, the Schedule 14D-9 or any Proxy Statement will, at the respective times such documents are filed with the SEC or are first published, sent or given to stockholders of Coley, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (e) Reliance. Such Stockholder understands and acknowledges that Acquiror is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.
          (f) Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Stockholder, threatened against such Stockholder before or by any Governmental Entity that would impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
          (g) Stockholder has Adequate Information. Such Stockholder is a sophisticated seller with respect to the Shares and has adequate information concerning the business and financial condition of Coley to make an informed decision regarding the sale of the Shares and has independently and without reliance upon either Acquisition Subsidiary or Acquiror and based on such information as such Stockholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Stockholder acknowledges that neither Acquisition Subsidiary nor Acquiror has made and neither makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Each Stockholder acknowledges that the agreements contained herein with respect to the Shares by such Stockholder is irrevocable.
     2.2. Representations and Warranties of Acquiror and Acquisition Subsidiary. Each of Acquiror and Acquisition Subsidiary, jointly and severally, hereby represents and warrants to the Stockholders as follows:
          (a) Authorization; Validity of Agreement; Necessary Action. Each of Acquiror and Acquisition Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Acquisition Subsidiary has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by Acquiror and Acquisition Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Acquiror and Acquisition Subsidiary. This Agreement has been duly executed and delivered by Acquiror and Acquisition Subsidiary and constitutes a valid and binding obligation of each of them, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general equity principles).

          (b) No Conflicts. The execution and delivery of this Agreement by Acquiror and Acquisition Subsidiary does not, and the performance by each of them of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to Acquiror and Acquisition Subsidiary or by which any of their assets or properties is bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of Acquiror or Acquisition Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror or Acquisition Subsidiary is a party or by which Acquiror or Acquisition Subsidiary or any of their respective assets or properties is bound, except for any of the foregoing in (i) or (ii) above as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror and Acquisition Subsidiary to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis. The execution and delivery of this Agreement by Acquiror and Acquisition Subsidiary does not, and the performance of this Agreement by Acquiror and Acquisition Subsidiary will not, require any consent, approval, authorization or permit of, or filing with or notification to any (i) Governmental Entity, except for filings that may be required under the Exchange Act and the HSR Act or (ii) third party, except in the case of (i) or (ii) above, as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of Acquiror and Acquisition Subsidiary to perform their obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE III
OTHER COVENANTS
     3.1. Further Agreements of Stockholders. (a) Each Stockholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby, not to, directly or indirectly (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (including by operation of law, other than by death of any person) (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Existing Shares, any additional shares of Coley Common Stock and options and warrants to purchase shares of Coley Common Stock acquired beneficially or of record by the Stockholders after the date hereof, or any interest therein; provided, however, that this Agreement shall not restrict Transfers to any members of such Stockholder’s immediate family, a family trust of such Stockholder or a charitable institution, but only if in each case prior to the effectiveness of the Transfer, the permitted transferee of such Shares agrees in writing to be bound by the terms hereof (or an agreement that is substantively identical to this Agreement). Such Stockholder shall not take any of the actions that Coley is prohibited from taking under Section 5.2 of the Merger Agreement.

          (b) In case of a stock dividend or distribution, or any change in Coley Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.
          (c) Such Stockholder agrees, while this Agreement is in effect, to notify Acquiror promptly in writing of the number of any additional shares of Coley Common Stock, any options or warrants to purchase shares of Coley Common Stock or other securities of Coley acquired by such Stockholder, if any, after the date hereof.
          (d) Such Stockholder agrees, while this Agreement is in effect, (i) not to take, agree or commit to take any action that would reasonably be expected to make any representation and warranty of such Stockholder, as applicable, contained in this Agreement inaccurate in any respect as of any time during the term of this Agreement or (ii) to take all reasonable action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time. Such Stockholder further agrees that it shall use commercially reasonable efforts to cooperate with Acquiror, as and to the extent reasonably requested by Acquiror, to effect the transactions contemplated hereby including the Offer and the Merger.
          (e) Each Stockholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal rights under Section 262 of the DGCL in connection with the Merger.
ARTICLE IV
MISCELLANEOUS
     4.1. Termination. This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to its terms and (c) any amendment to the Merger Agreement executed after the date hereof that is material and adverse to a Stockholder. For purposes of this Section 4.1, a material and adverse amendment to the Merger Agreement includes, without limitation, any amendment, modification, change or waiver to the terms of the Merger Agreement that results in any decrease in the Per Share Amount or any change in the form of consideration to be used to purchase Shares. Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Stockholders under this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.
     4.2. Stockholder Capacity. No person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of Coley shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director or officer of Coley. Each Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of Coley.
     4.3. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          if to Acquiror to:
Pfizer Inc.
235 E. 42nd Street,
New York, NY 10017
Attn: General Counsel
Facsimile: (212) 309-0564
          with an additional copies (which shall not constitute notice) to:
Scott F. Smith
Peter A. Schwartz
Covington & Burling LLP
1330 Avenue of the Americas
New York, NY 10019
Facsimile: 212-841-1010
          if to Coley:
Coley Pharmaceutical Group, Inc.
93 Worcester Street, Suite 101
Wellesley, Massachusetts 02481
Facsimile: (781) 431-6403
          with additional copies (which shall not constitute notice) to:
William T. Whelan, Esq.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02110
Facsimile: (617) 542-2241
          if to Venrock Associates:
Venrock Associates
30 Rockefeller Plaza
Room 5508
New York, NY 10112

          if to Thomas, McNerney & Partners, L.P.:
Thomas, McNerney & Partners, L.P.
One Stamford Plaza
263 Tresser Blvd., 16th Floor
Stamford, CT 06901
          with additional copies (which shall not constitute notice) to:
Gordon Caplan, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Facsimile: (212) 728-8111
          if to Robert Bratzler:
84 Barnes Hill Road
Concord, MA 01742 USA
          and if to Arthur Krieg:
c/o Coley Pharmaceutical Group, Inc.
93 Worcester Street, Suite 101
Wellesley, Massachusetts 02481
Facsimile: (781) 431-6403
     4.4. Counterparts. This Agreement may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.
     4.5. Entire Agreement. This Agreement (together with the Merger Agreement, to the extent applicable) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof.
     4.6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS RULES OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION THAT WOULD CALL FOR THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS, FOR ITSELF AND ITS LEGAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING WHICH

ARISES FROM OR RELATES TO THIS AGREEMENT, AND HEREBY WAIVES ANY RIGHTS IT MAY HAVE TO PERSONAL SERVICE OF SUMMONS, COMPLAINT, OR OTHER PROCESS IN CONNECTION THEREWITH, AND AGREES THAT SERVICE MAY BE MADE ON SUCH PARTY AND SENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.3 HEREOF.
     4.7. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 4.7.
     4.8. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
     4.9. Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties and other persons entitled to enforce this Agreement pursuant to this Agreement shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof in any federal or state court located in Delaware (as to which the parties hereby irrevocably agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.
     4.10. Severability. Any term or provision of this Agreement that is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its stockholders or limited partners.

     4.11. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Shares and shall be binding upon any Person to whom legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.
     4.12. No Waiver. The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure of any party to exercise any right, power or remedy provided under this Agreement or otherwise available in respect of this Agreement at law or in equity, or to insist upon compliance by any other party with its obligations under this Agreement, and any custom or practice of the parties at variance with the terms of this Agreement, shall not constitute a waiver by such party of such party’s right to exercise any such or other right, power or remedy or demand such compliance.
     4.13. Further Assurances. Subject to the terms and conditions of this Agreement, the Stockholders shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Stockholder’s obligations under this Agreement.
     4.14. Stockholder Obligations Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.
     4.15. Option Exercises. Nothing in this Agreement shall require a Stockholder to exercise any option or warrant to purchase shares of Coley Common Stock in connection with the Offer.
     4.16. Stop Transfer Instruction; Legends.
          (a) Promptly following the date hereof, the Stockholders shall cause Coley to deliver written instructions to Coley’s transfer agent stating that the Shares may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of during the term of this Agreement without the prior written consent of Acquiror, except as otherwise provided in Section 1.1.
          (b) Promptly following the date hereof, each Stockholder shall cause Coley to instruct its transfer agent to place a legend on the certificates (to the extent the shares are certificated) representing the Existing Shares as follows: “The Securities represented by this certificate are subject to restrictions on transfer and may not be sold, transferred, pledged, encumbered, assigned, distributed, given as a gift or otherwise disposed of except in accordance with and subject to the terms and conditions of the Tender Agreement, dated November 15, 2007, between the registered holder hereof and Acquiror.”
          (c) The parties hereto agree that the legend set forth above shall be removed and the restrictions set forth in the legend above shall be of no further force and effect, in each case, upon termination of this Agreement in accordance with Section 4.1 hereof.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, Acquiror and Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PFIZER INC.
By:	/s/ Frank D’Amelio
	Name:	Frank D’Amelio
	Title:	Chief Financial Officer

VENROCK ASSOCIATES VENROCK ASSOCIATES III, L.P. VENROCK ENTREPRENEURS FUND III, L.P.,
By:	/s/ Anthony B. Evnin
	Name:	Anthony B. Evnin
	Title:	General Partner or Member

Number of shares owned beneficially and of
record: 2,947,796

THOMAS, MCNERNEY & PARTNERS, L.P. TMP NOMINEE, LLC TMP ASSOCIATES, L.P.
By:	/s/ James E. Thomas
	Name:	James E. Thomas
	Title:	Manager

Number of shares owned beneficially and of
record: 2,568,139

ROBERT BRATZLER
/s/ Robert Bratzler
Robert Bratzler

Number of shares owned beneficially and of
record: 1,054,596

ARTHUR KRIEG
/s/ Arthur Krieg
Arthur Krieg

Number of shares owned beneficially and of
record: 878,428

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